Exhibit 99.1

[LOGO OF OPENTV]

For Immediate Release

OPENTV REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS

•	OpenTV reports modest increase in revenues to $15.7 million.
•	Net loss narrows from $24.0 million to $9.2 million.
•	OpenTV’s global technology and products reach over 47 million set top boxes (20 million U.S.) bringing interactive television to over 70 countries.

SAN FRANCISCO, Calif., August 14, 2003—OpenTV (NASDAQ and Euronext Amsterdam: OPTV), one of the world’s leading interactive television companies, today announced its financial results for the quarter ended June 30, 2003.

For the quarter ended June 30, 2003, OpenTV’s revenue totaled $15.7 million compared to $14.1 million for the quarter ended June 30, 2002, an improvement of 11%. OpenTV had a loss from operations for the quarter ended June 30, 2003 of $8.4 million, compared to a loss from operations of $22.6 million for the quarter ended June 30, 2002. OpenTV’s net loss for the quarter ended June 30, 2003 was $9.2 million, or $0.13 per share, compared to a net loss of $24.0 million, or $0.33 per share, for the quarter ended June 30, 2002.

The following table and comments compare financial information for the quarter ended June 30, 2003 to the same period in 2002. EBITDA, as used in the following table, consists of earnings before interest, taxes and depreciation and amortization, including amortization of long-lived assets and share-based compensation. EBITDA was a loss of $3.6 million for the quarter ended June 30, 2003 compared to a loss of $15.0 million for the quarter ended June 30, 2002. OpenTV believes EBITDA to be relevant and useful information as EBITDA is a primary measure used by OpenTV’s management to measure the financial performance of its business. OpenTV believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, may be useful in that they provide the reader with the same information used by OpenTV’s management. EBITDA is a non-GAAP performance measure, and does not take into account substantial costs of doing business, such as income taxes and interest expense (although for the quarter ended June 30, 2003, OpenTV recorded no interest expense and nominal tax expense). While many in the financial community consider this term

2Q 2003 Financial Results

to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, loss from operations, net loss, cash flow used in operating activities and other measures of financial performance prepared in accordance with accounting principles generally accepted in the United States that are presented in the financial statements included in this press release. Additionally, the Company’s calculation of EBITDA may be different than the calculation used by other companies and, therefore, comparability may be affected. The following table provides reconciliations for 2003 and 2002 of EBITDA to net loss (in thousands).

	Quarter Ended June 30,
	2003	2002	Change	%
EBITDA	$(3,644)	$(14,967)	$11,323	76%
Depreciation and amortization	(5,212)	(8,595)

Loss before income taxes	(8,856)	(23,562)
Income tax expense	(380)	(398)

Net loss	$(9,236)	$(23,960)	$14,724	61%

As of June 30, 2003, OpenTV had cash, cash equivalents and marketable debt securities totaling $66.0 million compared to $74.0 million as of March 31, 2003. The primary uses of cash during the quarter were to fund operations, including the Company’s restructuring initiatives. On July 1, 2003, OpenTV completed its previously announced acquisition of ACTV, Inc. On that date, ACTV had approximately $38.0 million of cash, cash equivalents and marketable debt securities, increasing the Company’s total cash resources on a pro forma basis to $104.0 million. Shares outstanding are expected to increase from 72.4 million to approximately 114.0 million after the ACTV acquisition, excluding outstanding exchangeable shares and options.

“Operating performance during the quarter has improved significantly due primarily to reductions in our operating costs achieved through our recent restructuring initiatives,” said OpenTV Chief Executive Officer, James Ackerman. “Now that we have completed our acquisition of ACTV, on July 1, we can focus on integrating the best of breed of technologies and services brought together through OpenTV, Wink and ACTV to enhance our already strong interactive television portfolio and execute on our current business strategy. We believe the combination of these three companies makes us stronger and better positioned for growth through enhanced TV content, interactive & addressable advertising and gaming.”

2Q 2003 Financial Results

“Lastly, we had a number of press announcements this quarter,” Mr. Ackerman further stated. “First, we announced that Sony Corporation, Inc. has selected OpenTV’s browser product, Device Mosaic, as the standard browser for an advanced line of Sony audio-video products called the Cocoon series. We also announced an agreement to provide a complete technology solution to StarHub Cable Vision, the sole digital television provider in Singapore, to enable them to deliver iTV to their customers. We had announced earlier this year that FOXTEL had selected a broad suite of OpenTV products and services, including OpenTV Middleware Solutions Core 1.1, OpenTV Publisher, OpenTV H2O, OpenTV Account, OpenTV Advertise, OpenTV Gateway plus applications. We can confirm that this project is now in full swing as we work with FOXTEL to integrate and deploy this full iTV solution across their satellite and cable platforms.”

The new rules on non-GAAP financial measures were released by the SEC in January 2003. OpenTV, in common with other registrants, is still in the process of interpreting the rules and monitoring developments and guidance by the SEC to ensure continued compliance. While OpenTV believes that the presentation in this press release complies with the new rules, it can give no assurance that it will be able to provide the same or comparable measures in future press releases or announcements.

About OpenTV

One of the world’s leading interactive television companies, OpenTV provides a comprehensive suite of technology, content, games, tools, applications, and professional services that enables cable and satellite network operators in over 70 countries to deliver and manage iTV services on all major digital TV platforms. OpenTV’s technology platforms enable interactive television to over 47 million set top boxes on 43 different networks worldwide; 20 million in the U.S. alone. OpenTV has developed over 300 games that are currently available to over 12 million subscribers on 7 networks. OpenTV has developed 24 applications in nine languages. OpenTV has ported its various technologies to 36 set top box manufacturers around the world. OpenTV holds 944 issued and pending patents with over 38,000 claims including 307 issued patents worldwide, 76 of which are U.S. issued patents. OpenTV has corporate offices in San Francisco, California and Tulsa, Oklahoma, and regional offices in the United States, Europe and Asia/Pacific. For more information, please visit www.opentv.com.

© 2003 OpenTV, Inc. All rights reserved. OpenTV and the OpenTV logo are trademarks or registered trademarks of OpenTV, Inc. in the United States and other countries. All other trademarks are the property of their respective owners.

All OpenTV products and services may not be available in all geographic areas.

# # #

Contacts:

Craig M. Waggy

Chief Financial Officer

Tel: 415-962-5000

2Q 2003 Financial Results

OPENTV CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	June 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$32,217	$38,568
Short-term marketable debt securities	15,347	26,940
Accounts receivable, net of allowance for doubtful accounts of $1,279 and $1,966 at June 30, 2003 and December 31, 2002, respectively	13,807	10,672
Prepaid expenses and other current assets	4,396	4,304

Total current assets	65,767	80,484
Long-term marketable debt securities	18,454	22,199
Property and equipment, net	12,419	15,020
Goodwill, net	45,023	45,416
Intangible assets, net	20,873	28,354
Other assets	5,128	5,863

Total assets	$167,664	$197,336

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,934	$5,252
Accrued liabilities	25,792	22,845
Accrued restructuring	12,177	14,615
Due to Liberty Broadband	535	1,156
Current portion of deferred revenue	7,331	6,340

Total current liabilities	48,769	50,208
Deferred revenue, less current portion	5,403	4,886

Total liabilities	54,172	55,094
Minority interest	1,146	1,246
Shareholders’ equity:
Class A ordinary shares, no par value, 500,000,000 shares authorized; 41,780,852 and 41,587,033 shares issued and outstanding, including treasury shares, at June 30, 2003 and December 31, 2002, respectively	2,143,272	2,143,124
Class B ordinary shares, no par value, 200,000,000 shares authorized; 30,631,746 shares issued and outstanding	35,953	35,953
Additional paid-in capital	461,986	461,263
Treasury shares at cost, 54,247 and 50,629 shares at June 30, 2003 and December 31, 2002, respectively	(16)	(16)
Deferred share-based compensation	(79)	(221)
Accumulated other comprehensive income	132	494
Accumulated deficit	(2,528,902)	(2,499,601)

Total shareholders’ equity	112,346	140,996

Total liabilities, minority interest and shareholders’ equity	$167,664	$197,336

2Q 2003 Financial Results

OPENTV CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
Royalties	$5,793	$4,056	$11,919	$12,365
Services, support and other	5,741	6,867	11,065	13,082
Channel fees	2,900	2,491	5,758	5,149
License fees	1,304	732	2,342	2,477

Total revenues (inclusive of $3,655, $3,213, $7,265 and $6,112 of related party revenues, respectively)	15,738	14,146	31,084	33,073
Operating expenses:
Cost of revenues(1)	9,373	11,428	20,920	21,482
Research and development(2)	4,828	7,792	10,247	17,506
Sales and marketing(3)	4,248	8,472	9,156	17,714
General and administrative(4)	3,398	5,381	7,835	10,031
Restructuring costs	—	—	6,927	9,620
Amortization of intangible assets	2,267	3,675	4,667	7,494

Total operating expenses	24,114	36,748	59,752	83,847

Loss from operations	(8,376)	(22,602)	(28,668)	(50,774)
Interest income	433	1,439	892	2,836
Other expense, net	(965)	(78)	(984)	(61)
Impairment of equity investments	—	(725)	—	(6,225)
Share of losses of equity investee	—	(1,726)	—	(7,275)
Minority interest	52	130	100	277

Loss before income taxes and cumulative effect of accounting change	(8,856)	(23,562)	(28,660)	(61,222)
Income tax expense	(380)	(398)	(641)	(717)

Loss before cumulative effect of accounting change	(9,236)	(23,960)	(29,301)	(61,939)
Cumulative effect of accounting change, net of tax	—	—	—	(129,852)

Net loss	$(9,236)	$(23,960)	$(29,301)	$(191,791)

Net loss per share, basic and diluted:
Before cumulative effect of accounting change	$(0.13)	$(0.33)	$(0.41)	$(0.87)
Cumulative effect of accounting change, net of tax	—	—	—	(1.81)

	$(0.13)	$(0.33)	$(0.41)	$(2.68)

Shares used in per share calculation, basic and diluted	72,358,351	71,906,785	72,316,915	71,580,350

(1)	Inclusive of $28, $449, $68 and $936 of share-based compensation for the three months ended June 30, 2003 and 2002, and for the six months ended June 30, 2003 and 2002, respectively.
(2)	Inclusive of $18, $126, $43 and $268 of share-based compensation for the three months ended June 30, 2003 and 2002, and for the six months ended June 30, 2003 and 2002, respectively.
(3)	Inclusive of $7, $109, $18 and $237 of share-based compensation for the three months ended June 30, 2003 and 2002, and for the six months ended June 30, 2003 and 2002, respectively.
(4)	Inclusive of $7, $394, $25 and $802 of share-based compensation for the three months ended June 30, 2003 and 2002, and for the six months ended June 30, 2003 and 2002, respectively.

2Q 2003 Financial Results

OPENTV CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2003	2002
Cash flows used in operating activities:
Net loss	$(29,301)	$(191,791)
Adjustments to reconcile net loss to net cash used in operating activities:
Cumulative effect of accounting change, net of tax	—	129,852
Depreciation and amortization of property and equipment	3,446	4,906
Amortization of intangible assets	7,481	10,038
Amortization of share-based compensation	154	2,243
Non-cash employee compensation	376	376
Provision for doubtful accounts	256	734
Non-cash restructuring costs	532	1,969
Impairment of equity investments	—	6,225
Share of losses of equity investee	—	7,275
Minority interest	(100)	(277)
Changes in operating assets and liabilities:
Accounts receivable	(3,391)	8,399
Due from MIH Limited entities	—	2,242
Prepaid expenses and other current assets	(92)	799
Other assets	833	936
Accounts payable	(2,275)	(790)
Accrued liabilities	2,888	(2,482)
Accrued restructuring	(2,603)	4,907
Due to Liberty Broadband	(621)	—
Deferred revenue	1,508	66

Net cash used in operating activities	(20,909)	(14,373)
Cash flows provided from investing activities:
Purchase of property and equipment	(1,375)	(6,079)
Proceeds from sale of marketable debt securities	45,895	82,734
Purchase of marketable debt securities	(30,865)	(51,399)
Private equity investments	—	(3,000)
Other	134	(764)

Net cash provided from investing activities	13,789	21,492
Cash flows provided from financing activities:
Proceeds from issuance of ordinary shares	—	776
Capital contribution from MIH Limited	704	—

Net cash provided from financing activities	704	776
Effect of exchange rate changes on cash and cash equivalents	65	332

Net increase (decrease) in cash and cash equivalents	(6,351)	8,227
Cash and cash equivalents, beginning of period	38,568	69,249

Cash and cash equivalents, end of period	$32,217	$77,476